Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-218123, 333-217128, 333-194629, 333-189936, 333-170748, 333-160687, 333-160501, 333-154776, 333-149751, 333-138205, 333-131423, 333-128376, 333-122231, 333-112148, 333-100978, 333-61742, 333-59162, 333-42446, 333-35124, 333-77559, 333-64279, 333-45245, 333-36601, 033-63133, and 033-54937) of Integrated Device Technology, Inc. of our report dated March 15, 2017 relating to the consolidated financial statements of GigPeak, Inc. as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, which appears in this Current Report on Form 8-K/A of Integrated Device Technology, Inc.

/s/ BPM LLP
San Jose, California
June 15, 2017